Exhibit 99.1

              Stillwater Mining Reports 2004 First Quarter Results

    COLUMBUS, Mont., April 29 /PRNewswire-FirstCall/ -- STILLWATER MINING COMPANY (NYSE: SWC) reported net income of $15.8 million or $0.17 per diluted share for the first quarter of 2004 on revenue of $100.7 million compared to a net loss of $1.8 million or $0.04 per diluted share on revenue of $64.2 million for the first quarter of 2003. This year's first quarter earnings benefited from commencement of sales of the palladium inventory received from Norilsk Nickel, higher PGM prices and increased volume in the Company's secondary business.


     First Quarter 2004 Highlights, Compared to First Quarter 2003
     *  Net income of $15.8 million, compared to first quarter 2003 loss.
     * Combined average realized prices for mine production increase 18% to $484 per ounce.
     * Consolidated PGM production of 148,000 ounces; marginally better than 2003.
     *  Stillwater mine production down 5% at 105,000 ounces; cash costs up
        10%.
     *  East Boulder mine production up 19% at 43,000 ounces; cash costs down
        18%.
     * Deliveries of palladium inventory commenced under new two-year contracts.


     During the first quarter of 2004, the Company's mines produced approximately 148,000 ounces of palladium and platinum, which included 114,000 ounces of palladium and 34,000 ounces of platinum compared to approximately 146,000 ounces, which included 112,000 ounces of palladium and 34,000 ounces of platinum for the first quarter of 2003. PGM production at the Stillwater Mine was approximately 105,000 ounces, 5% less than it produced in the first quarter of 2003 while PGM production at the East Boulder Mine increased 19% to approximately 43,000 ounces in the first quarter of 2004, compared to approximately 36,000 ounces in the first quarter of 2003.

    The Company's realized prices per ounce for mine production in the first quarter 2004 were $378 for palladium, and $864 for platinum, compared to $363 and $580, respectively, in the first quarter of 2003. The Company's combined average realized price per ounce of mine production sold for the first quarter of 2004 was $484 compared to $411 last year. The combined average market price for the first quarter of 2004 was $378 compared to $336 last year. The Company's combined realized price per ounce exceeded the combined average market price for the first quarter of 2004 by $106 per ounce, and for the first quarter of 2003 by $75 per ounce, as a result of the benefit the Company received from floor prices for palladium under its long-term sales contracts, partially constrained by ceiling prices for platinum.

    Total cash costs on a consolidated basis for the first quarter of 2004 increased to $284 per ounce compared to $281 per ounce for the same period in 2003. The increase is a result of a $16 per ounce increase in royalties, taxes and insurance partially due to higher PGM prices offset by a $13 per ounce decrease in operating costs due to lower mining costs per ounce at the East Boulder Mine as a result of its higher production. Total consolidated production costs per ounce in the first quarter of 2004 increased $6 per ounce to $356 compared to the same period of 2003. The increase is due to increased total cash costs and higher depreciation and amortization costs of $3 per ounce.

    Results for the first quarter of 2004 include sales of 46,000 ounces of palladium out of the 877,000 ounces of inventory received from Norilsk Nickel, and 27,000 ounces of PGMs from secondary reprocessing of autocatalysts, including 8,000 ounces of palladium, 17,000 ounces of platinum and 2,000 ounces of rhodium all of which were sold at close to market prices. Corresponding sales from secondary reprocessing for the first quarter of 2003 were 2,000 ounces of PGMs, including 1,000 ounces of palladium, 800 ounces of platinum and 200 ounces of rhodium.

    Announcing the Company's results, Stillwater Chairman and Chief Executive Officer, Francis R. McAllister said, "Stillwater's improved capital structure and operations combined with improved markets and metal prices returned the Company to profitability in the First Quarter. Both the Stillwater Mine and the East Boulder Mine showed operating improvement from the fourth quarter of 2003. Total cash costs at the Stillwater Mine were higher in the first quarter of 2004 due to the effect of the higher metal prices on taxes and royalties. The East Boulder Mine had an excellent first quarter as it continues to improve on all metrics. It operated at 1,308 tons of ore per day for the first quarter of 2004 producing approximately 43,000 ounces of palladium and platinum, a 19% increase from last year's first quarter. Total cash costs decreased significantly at East Boulder from $372 per ounce in 2003's first quarter to $306 per ounce in this year's first quarter. Our goal is by year-end to have East Boulder operating at a 1,650 ton per day mining rate."

    McAllister continued, "Important developments are occurring in the palladium markets. We are seeing increased demand for palladium, as evidenced by the ease with which the Company could place the palladium it received in the Norilsk Nickel transaction. With the significant price differential between palladium and platinum, as well as palladium and gold, customers have switched to palladium for autocatalysts, and for dental and jewelry alloys.
In fact, with the high price of platinum, it appears Chinese jewelry makers are buying palladium for producing palladium jewelry. We have also seen recent validation of market commentary in the Stillwater Annual Report that palladium will have a role in diesel emission control with the announcement from Umicore of Belgium regarding the use of palladium in diesel catalytic technology. Further we see increased demand for palladium in the important electronics industry with Yageo Corporation's, a major Taiwanese producer of resistor chips and multilayer ceramic capacitors (MLCC), announcement of increasing monthly production capacity of resistor chips to 14 billion units per month and MLCC production capacity to 2 billion units per month by June."

    Lastly McAllister reported, "The rebricking of the Company's smelting furnace, which we had announced earlier, in our year-end news release, is proceeding according to schedule. Mine production is being stockpiled and will be subsequently processed over the remainder of the year. Additionally, the stock purchase agreement provided that the parties intended to execute an agreement to buy from Norilsk Nickel at least one million ounces of palladium annually. The Company and Norilsk Nickel have recently decided to not pursue such an agreement at this time."


    STILLWATER MINE

    At the Stillwater Mine PGM production in the first quarter of 2004 was 105,000 ounces compared to 110,000 ounces in the first quarter of 2003. During the quarter, total tons milled were 210,000 tons compared to 206,000 tons in the first quarter of 2003. The combined mill head grade in the first quarter of 2004 was 0.55 ounce per ton, compared to 0.59 ounce per ton for the same period last year. During the first quarter of 2004, the mining rate was approximately 2,132 tons of ore per day and the mine produced more tonnage from the lower-grade upper west area of the mine. During the latter half of the year mining will shift to produce more tonnage from the higher-grade offshaft area of the mine.

    Total cash costs per ounce for the first quarter of 2004 increased to $276 compared to $252 for the same period in 2003. The increase is a result of a $6 per ounce increase in operating costs and a $18 per ounce increase in royalties, taxes and insurance partially due to the higher commodity prices. Total production costs per ounce for the first quarter of 2004 increased to $341 compared to $311 for the same period in 2003 due to the higher cash costs and an increase in depreciation and amortization costs of $6 per ounce. For the year, the Company expects PGM production of approximately 430,000 ounces and total cash costs to be approximately $265 per ounce. During the first quarter of 2004 capital expenditures were $9.0 million of which $8.5 million were incurred in connection with capitalized mine development.


    EAST BOULDER MINE

    During the first quarter of 2004, the East Boulder Mine produced
43,000 ounces of palladium and platinum from mining at an average of approximately 1,308 tons of ore per day compared to 36,000 ounces in the first quarter of 2003. A total of 119,000 tons were milled with a combined average grade of 0.40 ounce per ton in the first quarter of 2004. The mine continues to increase development and ramp up production to achieve its targeted operating level of 1,650 tons of ore per day by year-end. During the first quarter of 2004 capital expenditures were $4.1 million of which $3.8 million were incurred in connection with capitalized mine development.

    Total cash costs per ounce for the first quarter of 2004 decreased 18% to $306 compared to $372 for the same period in 2003. Total production costs per ounce for the first quarter of 2004 decreased $78 per ounce to $392 compared to $470 for the same period in 2003. The decreases are due to lower operating costs as a result of the higher production rate and lower depreciation and amortization costs of $12 per ounce.


    FINANCES

    Reported sales revenues were $100.7 million for the first quarter of 2004 compared with $64.2 million for the first quarter of 2003. The $36.5 million increase was driven by higher realized PGM prices overall, as well as by the sale of a portion of the 877,000 ounces of palladium inventory received from Norilsk Nickel as part of their acquisition in 2003 of 55.5% of the Company plus the inclusion of secondary processing revenues as a result of the new autocatalyst processing agreement. The sale of 46,000 ounces of the palladium inventory contributed $12 million to revenue for the quarter, while sales of 27,000 ounces from the secondary reprocessing provided $16 million of added revenue.

    Cash provided by operations before working capital changes for the quarter ended March 31, 2004 was $27.6 million compared to $9.2 million for the comparable period of 2003. This increase primarily reflects the cash benefit of the year-on-year earnings improvement. The three-month 2004 build in working capital of $12.5 million includes a $22.6 million increase in accounts receivable and an $8.6 million decrease in PGM inventory. The accounts receivable growth reflects initial sales under contracts for the 877,000 ounces received from Norilsk Nickel, a delayed receipt of a payment and higher overall prices for PGMs. The inventory decrease primarily reflects sales of the Norilsk Nickel ounces out of inventory. Net cash provided by operating activities was $15.1 million in the first quarter of 2004, compared to $23.3 million in the first quarter of last year. However, last year's first quarter cash from operations included a net draw of cash out of working capital of $14.1 million.

    Capital expenditures totaled $14.6 million in the first quarter of 2004, including $12.3 million incurred in connection with capitalized mine development activities, compared to a total of $14.5 million in the same period of 2003, which included $12.1 million capitalized mine development.

    During the first quarter of 2004, the Company made $0.4 million in principal payments on the Company's debt and as provided in the Company's credit agreement, offered $1.2 million of cash proceeds from sales of palladium received from Norilsk Nickel as a prepayment against the Term B facility. The offer was not accepted and so, according to the terms of the credit agreement, the net amount available under the Company's revolving credit facility has been reduced from $17.5 million to $16.3 million. Currently, the Company has $128.1 million outstanding under its term loan facilities and $7.5 million outstanding as letters of credit under the revolving credit facility.

    During the first quarter of 2004, as a result of lower production from its mine operations, the Company did not meet the rolling four-quarter average production covenant under the credit facility. The bank syndicate has granted a waiver of this covenant default that is effective for the first and second quarters of 2004. The Company believes it will be in compliance with its production covenant by the end of the third quarter of 2004. In addition, the Company currently is seeking to renegotiate, refinance or replace the credit facility and anticipates completion of this during the second quarter of 2004. The Company is in compliance with all other provisions of the credit facility as of March 31, 2004.

    At March 31, 2004, cash and cash equivalents were $47.6 million and $16.3 million was available to the Company under the revolving credit facility. The Company's net working capital at March 31, 2004 was $206.1 million, compared to $154.7 million at December 31, 2003. This increase reflects the higher accounts receivable balance, as discussed previously, and a reduction in the current portion of long-term debt, now that the Company has agreements in place to resell the palladium inventory received from Norilsk Nickel, which will be sold over a period of two years and not, as reflected at year-end, all in the current year. As a result, the prepayment offers against the long-term debt also will be spread over two years. The ratio of current assets to current liabilities was 3.9 at March 31, 2004, as compared to 2.4 at December 31, 2003.


    METALS MARKET

    During the first quarter of 2004, palladium averaged $242 per ounce trading as high as $288 per ounce and as low as $192 per ounce, while platinum traded as high as $917 per ounce and as low as $816 per ounce and averaged $867 per ounce. The combined average market price per ounce of palladium and platinum for the first quarter of 2004 was $378 compared to $336 for the first quarter of 2003.

    The PGM markets continued to strengthen in the first quarter of 2004, prices of palladium and platinum both hit their respective highs in late March. A weakening U.S. dollar and speculative buying helped push both metals higher. At quarter end, the palladium market got a boost from Umicore's announcement that it had developed a new technology that allowed palladium to be used instead of platinum in diesel catalytic technology. This important announcement pushed palladium to a high of $333 per ounce in mid-April.


    Stillwater Mining Company will host a conference call at 12 p.m. (noon) Eastern Time on Friday, April 30, 2004 to discuss the first quarter results. The conference call dial-in numbers are (888) 428-4479 (US) and (651) 291-0618 (International). The conference call will be simultaneously Web cast on the Internet via the Company's Web site at www.stillwatermining.com. To access the conference call on the Company's Web site go to the Investor Relations Section under Management Presentations and click on the link to the conference call. The conference call will be archived on the Company's Web site or a replay will be available by telephone, dial-in number (800) 475-6701 (US) and
(320) 365-3844 (International) and the access code is 727287, through May 7, 2004.


    Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of South Africa. The Company is traded on the New York Stock Exchange under the symbol SWC. Information on Stillwater Mining can be found at its Web site: www.stillwatermining.com.


    Some statements contained in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially. These statements may contain words such as "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Such statements include, but are not limited to, comments regarding expansion plans, costs, grade, production and recovery rates, permitting, financing needs, the terms of future credit facilities and capital expenditures, increases in processing capacity, cost reduction measures, safety, timing for engineering studies, and environmental permitting and compliance, litigation and the palladium and platinum market. Additional information regarding factors which could cause results to differ materially from management's expectations is found in the section entitled "Risk Factors" above in the Company's 2003 Annual Report on Form 10-K. The Company intends that the forward-looking statements contained herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements. The Company disclaims any obligation to update forward-looking statements.



     Key Factors
     (Unaudited)
                                                       Three months ended
                                                            March 31,
                                                      2004             2003
     OPERATING AND COST DATA FOR MINE PRODUCTION

     Consolidated:
     Ounces produced (000)
     Palladium                                         114              112
     Platinum                                           34               34
     Total                                             148              146

     Tons milled (000)                                 313              289
     Mill head grade (ounce per ton)                  0.51             0.55

     Sub-grade tons milled (000) (1)                    16               21
     Sub-grade tons mill head grade
      (ounce per ton)                                 0.21             0.23

     Total tons milled (000) (1)                       329              310
     Combined mill head grade
      (ounce per ton)                                 0.50             0.53
     Total mill recovery (%)                            91               90

     Total operating costs per ounce (2), (3)         $240             $253
     Total cash costs per ounce (2), (3)              $284             $281
     Total production costs per ounce (2), (3)        $356             $350

     Total operating costs per ton milled             $108             $119
     Total cash costs per ton milled (2), (3)         $128             $133
     Total production costs per ton milled (2), (3)   $160             $165

     Stillwater Mine:
     Ounces produced (000)
     Palladium                                          81               84
     Platinum                                           24               26
     Total                                             105              110

     Tons milled (000)                                 194              185
     Mill head grade (ounce per ton)                  0.57             0.64

     Sub-grade tons milled (000) (1)                    16               21
     Sub-grade tons mill head grade (ounce per ton)   0.21             0.23

     Total tons milled (000) (1)                       210              206
     Combined mill head grade (ounce per ton)         0.55             0.59
     Total mill recovery (%)                            92               91

     Total operating costs per ounce (2), (3)         $234             $228
     Total cash costs per ounce (2), (3)              $276             $252
     Total production costs per ounce (2), (3)        $341             $311

     Total operating costs per ton milled             $118             $122
     Total cash costs per ton milled (2), (3)         $139             $135
     Total production costs per ton milled (2), (3)   $171             $167


     Key Factors (continued)
     (Unaudited)
                                                       Three months ended
                                                            March 31,
                                                      2004             2003
     OPERATING AND COST DATA FOR MINE PRODUCTION
      (Continued)

     East Boulder Mine:
     Ounces produced (000)
       Palladium                                        33               28
       Platinum                                         10                8
        Total                                           43               36

     Tons milled (000)                                 119              104
     Mill head grade (ounce per ton)                  0.40             0.39

     Sub-grade tons milled (000) (1)                    --               --
     Sub-grade tons mill head grade
      (ounce per ton)                                   --               --

     Total tons milled (000) (1)                       119              104
     Combined mill head grade (ounce per ton)         0.40             0.39
     Total mill recovery (%)                            89               89

     Total operating costs per ounce (2), (3)         $256             $329
     Total cash costs per ounce (2), (3)              $306             $372
     Total production costs per ounce (2), (3)        $392             $470

     Total operating costs per ton milled              $92             $112
     Total cash costs per ton milled (2), (3)         $109             $127
     Total production costs per ton milled (2), (3)   $140             $161

       (1) Sub-grade tons milled includes reef waste material only. Total tons milled includes ore tons and sub-grade tons only.

       (2) Total cash costs for this purpose include costs of mining, processing and administrative expenses at the mine site (including mine site overhead, taxes other than income taxes, royalties, by-product credits from production and credits for secondary materials. Total production costs include total cash costs plus depreciation and amortization. Income taxes, corporate general and administrative expenses and interest income and expense are not included in either total cash costs or total production costs.

       (3) Cash cost per ton and cash cost per ounce represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements that management uses to monitor and evaluate the performance of its mining operations. Management believes cash costs per ounce and per ton provide an indicator of profitability and efficiency at each location and on a consolidated basis, as well as provide a meaningful basis to compare our results with those of other mining companies and other mining operating properties. See table "Reconciliation of Non-GAAP measures to cost of sales."


     Key Factors (continued)
     (Unaudited)
                                                       Three months ended
                                                            March 31,
                                                      2004             2003
     SALES AND PRICE DATA

     Ounces sold (000)
      Mine Production:
       Palladium                                       117              119
       Platinum                                         33               34
        Total                                          150              153

      Other PGM activites:
       Palladium                                        54                1
       Platinum                                         17                1
       Rhodium                                           2               --
        Total                                           73                2

       Total ounces sold                               223              155

     Average realized price per ounce (4)
      Mine Production:
       Palladium                                      $378             $363
       Platinum                                       $864             $580
        Combined (5)                                  $484             $411

      Other PGM activities:
       Palladium                                      $257             $270
       Platinum                                       $755             $577
       Rhodium                                        $770             $657

     Average market price per ounce (4)
       Palladium                                      $242             $244
       Platinum                                       $867             $661
        Combined (5)                                  $378             $336

       (4) The company's average realized price represents revenues which include the impact of contract floor and ceiling prices and hedging gains and losses realized on commodity instruments and exclude contract discounts, divided by total ounces sold. The average market price represents the average London PM Fix for palladium, platinum and combined prices and Johnson Matthey for rhodium prices for the actual months of the period.

       (5) Stillwater Mining reports a combined average realized and market price of palladium and platinum based on actual sales of mine-production ounces. Prior period amounts have been adjusted to conform with the current year presentation.


     Key Factors (continued)
     (Unaudited)

     Reconciliation of Non-GAAP measures to cost of revenues

      Cash cost per ton and cash cost per ounce represent Non-GAAP measurements that management uses to monitor and evaluate the performance of its mining operations. Management believes cash costs per ounce and per ton provide an indicator of profitability and efficiency at each location and on a consolidated basis, as well as provide a meaningful basis to compare our results with those of other mining companies and other mining operating properties.

                                                       Three months ended
                                                            March 31,
                                                      2004             2003
     OPERATING AND COST DATA RECONCILIATION
      (in thousands except cost per ton and
       cost per ounce data)

     Consolidated:
     Total operating costs                         $35,602          $36,962
     Total cash costs                              $42,123          $41,133
     Total production costs                        $52,703          $51,154
     Total ounces                                      148              146
     Total tons milled                                 329              311

     Total operating costs per ounce                  $241             $253
     Total cash cost per ounce                        $284             $281
     Total production cost per ounce                  $356             $350

     Total operating cost per ton milled              $108             $119
     Total cash cost per ton milled                   $128             $133
     Total production cost per ton milled             $160             $164

     Reconciliation to cost of revenues:
     Total operating costs                         $35,602          $36,962
     Royalties, taxes and other                      6,521            4,171
       Total cash costs                            $42,123          $41,133
     Asset retirement costs                             91               82
     Depreciation and Amortization                  10,489            9,979
       Total production costs                      $52,703          $51,194
     Change in product inventory                     8,831            5,229
     Costs of other PGM activities                  15,177            1,103
     (Gain) or loss on sale of assets and
      other costs                                      885              444
       Total cost of revenues                      $77,596          $57,970

     Stillwater Mine:
     Total operating costs                         $24,675          $25,220
     Total cash costs                              $29,061          $27,861
     Total production costs                        $35,944          $34,390
     Total ounces                                      105              110
     Total tons milled                                 210              206

     Total operating costs per ounce                  $234             $228
     Total cash cost per ounce                        $276             $252
     Total production cost per ounce                  $341             $311

     Total operating cost per ton milled              $118             $122
     Total cash cost per ton milled                   $139             $135
     Total production cost per ton milled             $171             $167


     Key Factors (continued)
     (Unaudited)
                                                       Three months ended
                                                            March 31,
                                                      2004             2003
     OPERATING AND COST DATA RECONCILIATION
      (CONTINUED)
       (in thousands except cost per ton and
        cost per ounce data)

     Reconciliation to cost of revenues:
     Total operating costs                         $24,675          $25,219
     Royalties, taxes and other                      4,386            2,642
       Total cash costs                            $29,061          $27,861
     Asset retirement costs                             74               67
     Depreciation and Amortization                   6,809            6,462
       Total production costs                      $35,944          $34,390
     Change in product inventory                       187            4,692
     (Gain) or loss on sale of assets and
      other costs                                       (2)              31
       Total cost of revenues                      $36,129          $39,113

     East Boulder Mine
     Total operating costs                         $10,927          $11,793
     Total cash costs                              $13,062          $13,272
     Total production costs                        $16,759          $16,804
     Total ounces                                       43               36
     Total tons milled                                 119              105

     Total operating costs per ounce                  $256             $329
     Total cash cost per ounce                        $306             $372
     Total production cost per ounce                  $392             $470

     Total operating cost per ton milled               $92             $112
     Total cash cost per ton milled                   $109             $127
     Total production cost per ton milled             $140             $161

     Reconciliation to cost of revenues:
     Total operating costs                         $10,927          $11,743
     Royalties, taxes and other                      2,135            1,529
       Total cash costs                            $13,062          $13,272
     Asset retirement costs                             17               15
     Depreciation and Amortization                   3,680            3,517
       Total production costs                      $16,759          $16,804
     Change in product inventory                       600              537
     (Gain) or loss on sale of assets and
      other costs                                      (72)              --
       Total cost of revenues                      $17,287          $17,341

     Other PGM activities

     Reconciliation to cost of revenues:
     Change in product inventory                    $8,044              $--
     Costs of other PGM activities                  15,177            1,103
     (Gain) or loss on sale of assets and
      other costs                                      959              413
       Total cost of revenues                      $24,180           $1,516


     Stillwater Mining Company
     Consolidated Statements of Operations and Comprehensive Income
     (Unaudited)
     (in thousands, except per share amounts)
                                                       Three months ended
                                                            March 31,
                                                      2004             2003

     Revenues                                     $100,693          $64,155

     Costs and expenses
      Cost of metals sold                           67,107           47,991
      Depreciation and amortization                 10,489            9,979
       Total costs of revenues                      77,596           57,970

      General and administrative                     3,724            3,633
       Total costs and expenses                     81,320           61,603

     Operating Income                               19,373            2,552

     Other income (expense)
      Interest income                                  284              111
      Interest expense                              (3,900)          (4,911)

     Income (loss) before income taxes and
      cumulative effect of accounting change        15,757           (2,248)

     Income tax benefit                                 --              899

     Income (loss) before cumulative
      effect of accounting change                   15,757           (1,349)

     Cumulative effect of change in accounting
      for asset retirement obligations,
      net of $264 income tax benefit                    --             (408)

     Net income (loss)                             $15,757          $(1,757)

     Other comprehensive income (loss),
      net of tax                                      (483)              31

     Comprehensive income (loss)                   $15,274          $(1,726)

     Basic earnings (loss) per share
     Income (loss) before cumulative
      effect of accounting change                    $0.18           $(0.03)
     Cumulative effect of accounting change             --            (0.01)
     Net income (loss)                               $0.18           $(0.04)

     Diluted earnings (loss) per share
     Income (loss) before cumulative
      effect of accounting change                    $0.17           $(0.03)
     Cumulative effect of accounting change             --            (0.01)
     Net income (loss)                               $0.17           $(0.04)

     Weighted average common shares outstanding
      Basic                                         89,898           43,633
      Diluted                                       90,169           43,633


     Stillwater Mining Company
     Consolidated Balance Sheets
     (Unaudited)
     (in thousands, except share and per share amounts)
                                                    March 31,     December 31,
                                                      2004             2003
     ASSETS
     Current assets
     Cash and cash equivalents                     $47,631          $47,511
     Restricted cash equivalents                     2,650            2,650
     Inventories                                   193,899          202,485
     Accounts receivable                            26,376            3,777
     Deferred income taxes                           4,369            4,313
     Other current assets                            3,332            4,270
      Total current assets                        $278,257         $265,006

     Property, plant and equipment, net            423,569          419,528
     Other noncurrent assets                         5,719            6,054

         Total assets                             $707,545         $690,588

     LIABILITIES and STOCKHOLDER'S EQUITY
      Current liabilities
       Accounts payable                             $9,589           $9,781
       Accrued payroll and benefits                 10,067           10,654
       Property, production and franchise
        taxes payable                               7,820             8,504
       Current portion of long-term debt and
        capital lease obligations                   1,935             1,935
       Long-term debt secured by finished goods    37,011            74,106
       Other current liabilities                    5,686             5,290
         Total current liabilities                 72,108           110,270

     Long-term debt and capital lease
      obligations                                 122,098            85,445
     Deferred income taxes                          4,369             4,313
     Other noncurrent liabilities                  13,299            11,263

         Total liabilities                        211,874           211,291

     Commitments and Contingencies

     Stockholders' equity
      Preferred stock, $0.01 par value,
       1,000,000 shares authorized; none issued        --                --
      Common stock, $0.01 par value,
       200,000,000 shares authorized;
       89,943,472 and 43,587,107 shares issued
       and outstanding                                899               899
      Paid-in capital                             594,075           592,974
      Retained earnings                           (98,000)         (113,756)
      Accumulated other comprehensive loss         (1,303)             (820)
         Total stockholders' equity               495,671           479,297

         Total liabilities and
          stockholders' equity                   $707,545          $690,588


     Stillwater Mining Company
     Consolidated Statements of Cash Flows
     (Unaudited)
     (in thousands)
                                                       Three months ended
                                                            March 31,
                                                     2004              2003

     Cash flows from operating activities
     Net income (loss)                            $15,757           $(1,757)

     Adjustments to reconcile net income to net
      cash used by operating activities:
       Depreciation and amortization               10,489             9,979
       Deferred income taxes                           --            (1,143)
       Cumulative effect of change in accounting
        for asset retirement obligations               --               672
       Stock issued under employee benefit plans    1,058             1,031
       Amortization of debt issuance costs            283               358
       Amortization of restricted stock
        compensation                                   --                18

     Changes in operating assets and liabilities:
       Inventories                                  8,586             4,991
       Accounts receivable                        (22,599)           14,095
       Accounts payable                              (192)           (3,734)
       Other                                        1,716            (1,233)

     Net cash provided by operating activities     15,098            23,277

     Cash flows from investing activities
       Capital expenditures                       (14,574)          (14,534)

     Net cash used in investing activities        (14,574)          (14,534)

     Cash flows from financing activities
       Payments on long-term debt and
        capital lease obligations                    (447)           (5,353)
       Issuance of common stock, net if
        issue costs                                    43                --
       Payment for debt issuance costs                 --            (1,454)
       Other                                           --              (533)

     Net cash used by financing activities           (404)           (7,340)

     Cash and cash equivalents
       Net increase                                   120             1,403
       Balance at beginning of period              47,511            25,913

     Balance at end of period                     $47,631           $27,316



SOURCE  Stillwater Mining Company
    -0-                             04/29/2004
    /CONTACT: John W. Pearson of Stillwater Mining Company, +1-406-322-8742/ /Web site: http://www.stillwatermining.com/
    (SWC)

CO:  Stillwater Mining Company
ST:  Montana
IN:  MNG
SU:  CCA ERN